As filed with the Securities and Exchange Commission on January 9, 2020

Registration Statement No. 333-229460

Registration Statement No. 333-201991

Registration Statement No. 333-176016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-229460

FORM S-8 REGISTRATION STATEMENT NO. 333-201991

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-176016

UNDER

THE SECURITIES ACT OF 1933

WESCO AIRCRAFT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35253	20-5441563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24911 Avenue Stanford
Valencia, California 91355
(661) 775-7200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kerry A. Shiba
Executive Vice President and Chief Financial Officer
24911 Avenue Stanford
Valencia, California 91355
(661) 775-7200
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Rachel W. Sheridan
Jason M. Licht
Latham & Watkins LLP
555 11th Street NW
Washington, DC 20004
(202) 637-2200

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Wesco Aircraft Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•                  Registration Statement No. 333-229460 on Form S-8, filed on February 1, 2019, registering 8,500,000 Common Stock, par value $0.001 per share, for issuance pursuant to the Company’s 2014 Incentive Award Plan;

•                  Registration Statement No. 333-201991 on Form S-8, filed on February 9, 2015, registering 5,717,584 Common Stock, par value $0.001 per share, for issuance pursuant to the Company’s 2014 Incentive Award Plan; and

•                  Registration Statement No. 333-176016 on Form S-8, filed on August 3, 2011, as amended by Post-Effective Amendment No. 1 filed on February 9, 2015, registering 5,850,000 Common Stock, par value $0.001 per share, for issuance pursuant to the Company’s 2011 Equity Incentive Award Plan and 7,270,352 Common Stock, par value $0.001 per share, for issuance pursuant to the Company’s Amended and Restated Equity Incentive Plan.

On January 9, 2020, Wolverine Intermediate Holding II Corporation, a Delaware corporation (“Parent”), completed its acquisition of the Company.  Pursuant to the Agreement and Plan of Merger, dated as of August 8, 2019, among the Company, Parent and Wolverine Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each share of Common Stock of the Company issued and outstanding (other than those shares (i) held by the Company as treasury stock or by Parent, Merger Sub or any direct or indirect wholly owned subsidiaries of the Company, Parent or Merger Sub and (ii) held by stockholders who have not voted in favor of the Merger nor consented thereto in writing and have properly demanded appraisal rights) was converted automatically into the right to receive $11.05 in cash, without interest and subject to any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and removes from registration, by means of a post-effective amendment, any and all securities of the Company registered for sale under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valencia, State of California, January 9, 2020.

WESCO AIRCRAFT HOLDINGS, INC.

By:	/s/ Kerry A. Shiba
Kerry A. Shiba
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.